Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Second Quarter Results

July 21, 2009. Chicopee Bancorp, Inc. (the “Company”) (NASDAQ—CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three and six months ended June 30, 2009.

The Company reported a net loss of $174,000, or ($0.03) earnings per share, for the three months ended June 30, 2009, as compared to net income of $128,000, or $0.02 earnings per share, for the same period in 2008. The decrease in earnings for the three months ended June 30, 2009 was primarily due to the special FDIC insurance assessment and an other than temporary impairment charge. Also contributing to the net loss in the second quarter was the narrowing of the net interest margin from 3.29% in 2008 to 3.21% in 2009. For the six month period ended June 30, 2009, the Company reported a net loss of $59,000, or ($0.01) earnings per share, as compared to net income of $317,000, or $0.05 earnings per share, for the same period in 2008. The decrease in earnings for the six month period was also attributable to the special FDIC insurance assessment and the other than temporary impairment charge.

The Company’s total assets increased by $11.8 million, or 2.2%, from $527.7 million at December 31, 2008 to $539.5 million at June 30, 2009, primarily as a result of an increase in cash and cash equivalents of $25.2 million at June 30, 2009, offset in part by a decrease in held-to-maturity securities of $12.4 million, or 24.9%. Federal Home Loan Bank advances decreased $20.9 million at June 30, 2009. Net loans decreased $2.0 million, or 0.5%, to $414.1 million at June 30, 2009. The decrease was partially due to the $9.6 million, or 5.8%, decrease in one- to four-family residential loans from $164.9 million to $155.3 million, a result of prepayments and refinancing activity attributed to the decline in interest rates. The decrease in one- to four-family real estate loans and construction loans of $1.0 million was offset by an increase in commercial real estate of $3.5 million and increase in commercial and industrial loans of $4.4 million. In order to reduce interest rate risk, the Company sold $28.3 million of fixed rate, low coupon one- to four-family residential loans originated in 2009 to the secondary market. Servicing rights will continue to be retained on all loans written and sold to the secondary market.

Financial highlights include:

•

The investment securities portfolio, including both held-to-maturity and available-for-sale securities, decreased by $12.3 million, or 22.4%, to $42.6 million as of June 30, 2009 compared to $54.9 million at December 31, 2008. The decrease was primarily due to maturities of held-to-maturity securities.

•

Total deposits increased by $39.2 million, or 11.7%, to $374.0 million at June 30, 2009 compared to $334.8 million at December 31, 2008. The growth in deposits was concentrated in money market accounts and demand deposits and, to a lesser extent, certificates of deposit. Money market accounts increased by $23.1 million, or 47.4% to $71.8 million, demand accounts increased by $5.2 million, or 16.8%, to $36.0 million, certificates of deposits increased by $8.4 million, or 4.2% to $209.2 million. The growth in deposits reflects continued success in our commercial deposits and our marketing efforts in servicing municipalities.

•

The allowance for loan losses at June 30, 2009 was $3.5 million, or 0.83% of total loans, compared to $3.3 million, or 0.79% of total loans, as of December 31, 2008. Nonperforming loans decreased $165,000, or 5.7%, and totaled $2.8 million at June 30, 2009, compared to $2.9 million, at December 31, 2008. As of June 30, 2009, asset quality remains favorable, reflective in the ratio of non-performing loans to total loans of 0.66% and non-performing assets to total assets of 0.55%, compared to December 31, 2008 ratios of 0.69% and 0.60%, respectively. There was a decrease in residential mortgage non-accrual loans of $260,000, and decrease in commercial real estate loans of $58,000 and a decrease in construction non-accrual loans of $97,000. The decreases were partially offset by an increase in commercial and industrial non-accrual loans of $181,000.

•

The provision for loan losses was $71,000 for the three months ended June 30, 2009 compared to $262,000 for the same period in 2008. For the six months ended June 30, 2009, the provision for loan losses was $165,000 compared to $272,000 for the same period in 2008. The decrease in provision for loan losses for the three and six months ended June 30, 2008 was primarily due to the decrease in total loans and decrease in non-performing loans.

•

The net interest margin decreased to 3.21% for the quarter ended June 30, 2009, as compared to 3.29% for the second quarter of 2008. The decrease of 8 basis points was primarily due to the decreasing rate environment. The net interest margin was 3.19% for the six months ended June 30, 2009 compared to 3.29% for the six months ended June 30, 2008. The net interest margin compression for the six months ended June 30, 2009 was also a result of the decreasing interest rate environment.

•

Non-interest income increased $76,000, or 12.3%, to $696,000 for the quarter ended June 30, 2009 compared to $620,000 for the same period in 2008, primarily due to the increase in income from loan sales of $238,000, offset by the decrease in income from sales of available-for-sale securities of $109,000. For the six months ended June 30, 2009, non-interest income was $1.4 million, an increase of $275,000 or 24.9% compared to $1.1 million for the same period in 2008. The increase for the first six months of 2009 was primarily due to an increase in income of $443,000 from loan sales, partially offset by a decrease in income from sales of available-for-sale securities of $88,000.

•

Non-interest expenses increased $920,000, or 23.7%, to $4.8 million for the three months ended June 30, 2009, compared $3.9 million in the second quarter of 2008. For the six months ended June 30, 2009, non-interest expenses increased $1.4 million, or 18.9%, to $9.0 million, compared to $7.6 million in the same period of 2008. The increase, for both the three and six month periods, is largely due to the special FDIC insurance assessment of $229,000 and other than temporary impairment charge of $106,000. The increase is also attributable to the increase in occupancy and furniture and equipment expenses for the three and six months ended June 30, 2009 of $195,000 and $418,000, respectively, reflecting the Bank’s expansion that included two additional branches.

•

Total stockholders’ equity at June 30, 2009 was $94.2 million, an increase of $173,000 from December 31, 2008, resulting mainly from the decrease in unearned compensation of $564,000, and increase in additional paid-in-capital of $288,000, partially offset by the purchase of 54,400 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $632,000, and a net loss of $59,000 for the six months ended June 30, 2009. The Company’s book value per share increased to $14.62 at June 30, 2009 compared to $14.47 at December 31, 2008.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, South Hadley, Ware, and West Springfield in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking, bill payment services and remote deposit. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the

SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars In Thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Cash and due from banks	$8,958	$21,097
Short-term investments	907	1,003
Federal funds sold	38,459	1,000

Total cash and cash equivalents	48,324	23,100
Securities available-for-sale, at fair value	5,352	5,268
Securities held-to-maturity, at cost (fair value $37,351 and $49,673 at June 30, 2009 and December 31, 2008, respectively)	37,277	49,662
Federal Home Loan Bank stock, at cost	4,306	4,306
Loans, net of allowance for loan losses ($3,475 at June 30, 2009 and $3,333 at December 31, 2008)	414,116	416,076
Loans held for sale	501	185
Other real estate owned	206	269
Bank owned life insurance	12,377	12,144
Premises and equipment, net	10,765	10,677
Accrued interest and dividend receivable	1,458	1,577
Deferred income tax asset	2,428	2,434
Other assets	2,355	2,001

Total assets	$539,465	$527,699

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$35,999	$30,811
Interest-bearing	338,002	303,956

Total deposits	374,001	334,767
Securities sold under agreements to repurchase	15,348	21,956
Federal Home Loan Bank of Boston advances	55,684	76,567
Accrued expenses and other liabilities	242	392

Total liabilities	445,275	433,682

Stockholders’ equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at June 30, 2009 and December 31, 2008)	72,479	72,479
Treasury stock, at cost (997,015 shares at June 30, 2009 and 942,615 shares at December 31, 2008)	(13,115)	(12,483)
Additional paid-in-capital	1,456	1,168
Unearned compensation (restricted stock awards)	(2,692)	(3,107)
Unearned compensation (Employee Stock Ownership Plan)	(4,910)	(5,059)
Retained earnings	42,380	42,439
Accumulated other comprehensive income (loss)	(1,408)	(1,420)

Total stockholders’ equity	94,190	94,017

Total liabilities and stockholders’ equity	$539,465	$527,699

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except for Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest and dividend income:
Loans, including fees	$5,922	$5,971	$11,820	$11,906
Interest and dividends on securities	203	347	380	663
Other interest-earning assets	7	35	7	172

Total interest and dividend income	6,132	6,353	12,207	12,741

Interest expense:
Deposits	1,822	2,251	3,702	4,897
Securities sold under agreements to repurchase	55	90	114	180
Other borrowed funds	401	311	806	470

Total interest expense	2,278	2,652	4,622	5,547

Net interest income	3,854	3,701	7,585	7,194
Provision for loan losses	71	262	165	272

Net interest income, after provision for loan losses	3,783	3,439	7,420	6,922

Non-interest income:
Service charges, fees and commissions	352	404	686	764
Loan sales and servicing, net of amortization	237	(1)	436	(7)
Net gain (loss) on sales of securities available-for-sale	(9)	100	27	115
Income from bank owned life insurance	116	117	232	234

Total non-interest income	696	620	1,381	1,106

Non-interest expenses:
Salaries and employee benefits	2,586	2,361	4,938	4,582
Occupancy expenses	391	278	858	567
Furniture and equipment	313	231	591	464
FDIC insurance assessment	285	10	308	19
Data processing	255	208	534	413
Professional fees	154	176	289	310
Advertising	117	117	227	227
Other than temporary impairment charge	106	—	106	—
Stationery, supplies and postage	98	84	205	169
Other non-interest expense	498	418	954	829

Total non-interest expenses	4,803	3,883	9,010	7,580

Income (loss) before income taxes	(324)	176	(209)	448
Income tax expense (benefit)	(150)	48	(150)	131

Net income (loss)	$(174)	$128	$(59)	$317

Earnings (loss) per share: (1)
Basic	($0.03)	$0.02	($0.01)	$0.05
Diluted	($0.03)	$0.02	($0.01)	$0.05
Adjusted weighted average shares outstanding:
Basic	5,715,068	6,029,026	5,728,305	6,173,161
Diluted	5,715,068	6,070,240	5,728,305	6,208,951

(1)	The basic and diluted net loss per share for the quarter and year ended June 30, 2009 are equal. Common stock equivalents are excluded from the computation of diluted net loss per share for this period since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Performance Ratios:
Return on Average Assets	-0.13%	0.10%	-0.02%	0.13%
Return on Average Equity	-0.74%	0.51%	-0.13%	0.63%
Interest Rate Spread	2.80%	2.66%	2.79%	2.56%
Net Interest Margin	3.21%	3.29%	3.19%	3.29%
Non-Interest Expense to Average Assets	3.66%	3.17%	3.45%	3.21%
Efficiency Ratio	105.56%	89.86%	100.49%	91.33%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	121.62%	127.31%	121.01%	129.00%
Average Equity to Average Assets	17.96%	20.49%	17.96%	21.40%
		At June 30,	At December 31,	At June 30,
		2009	2008	2008
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans		0.83%	0.79%	0.81%
Allowance for loan losses as a percent of total nonperforming loans		126.32%	114.30%	181.10%
Net charge-offs to average outstanding loans during the period		0.01%	0.01%	0.01%
Nonperforming loans as a percent of total loans		0.66%	0.69%	0.45%

Other Data:
Number of Offices		9	8	7

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.